Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-112632 and 333-33786) and Forms S-8 (Nos. 333-131740, 333-131739, 333-122035, 333-115174, 333-81870, 333-72020, 333-55592, 333-30026, 333-103113, and 333-52881) of Pharmacyclics, Inc. of our report dated September 8, 2006 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 8, 2006